EXHIBIT (k)(4)

PFO SERVICES AGREEMENT

AGREEMENT made as of the      of              , 2008 by and between The Thirty-Eight Hundred Fund, LLC, a Delaware limited liability company with its principal office and place of business at 3800 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89169-0925 (the “Fund”), and Foreside Management Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 (“Foreside”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company; and

WHEREAS, the Fund desires that Foreside perform certain services and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and Foreside hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a) The Fund hereby appoints Foreside, and Foreside hereby agrees, to provide an individual, as set forth in Appendix A, to serve as the Fund’s Principal Financial Officer (“PFO”) and Treasurer to the Fund for the period and on the terms and conditions set forth in this Agreement.

(b) In connection therewith, the Fund has delivered to Foreside copies of: (i) the Fund’s certificate of formation and amended and restated limited liability company agreement (collectively, as amended from time to time, “Organizational Documents”); and (ii) the Fund’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the 1940 Act (the “Registration Statement”) The Fund shall deliver to Foreside a certified copy of the resolution of the Board of Directors of the Fund (the “Board”) appointing Foreside hereunder and authorizing the execution and delivery of this Agreement. In addition, the Fund shall deliver, or cause to deliver, to Foreside upon Foreside’s reasonable request any other documents that would enable Foreside to perform the services described in this Agreement.

SECTION 2. DUTIES OF FORESIDE

(a) Subject to the approval of the Board, Foreside shall make available an individual who is competent and knowledgeable regarding the management and internal controls of the Fund to serve as the Fund’s PFO and Treasurer, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Fund’s “Principal Financial Officer”.

(b) Foreside shall provide such other services and assistance relating to the affairs of the Fund as the Board may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

(c) Foreside shall maintain records relating to its services, such as policies and procedures, relevant Board presentations, and other records, as are required to be maintained under the relevant securities laws. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to the Fund that are in the possession of Foreside shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all times during Foreside’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by Foreside to the Fund or the Fund’s authorized representatives at the Fund’s expense.

(d) Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Fund to act in contravention of the Fund’s Registration Statement or any provision of the 1940 Act. Except with respect to Foreside’s duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements, if any, of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(e) In order for Foreside to perform the services required by this Section 2, the Fund (i) shall take reasonable steps to encourage all service providers to furnish any and all information to Foreside as reasonably requested; and (ii) shall take reasonable steps to obtain the result that Foreside has access to all records and documents maintained by the Fund or any service provider to the Fund.

(f) Foreside shall provide the services as set forth on Appendix A.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a) Foreside shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Foreside in writing. Foreside shall use its reasonable best judgment and best efforts in rendering the services described in this Agreement. Foreside shall not be liable to the Fund or any of the Fund’s stockholders for any action or inaction of Foreside relating to any event whatsoever in the absence of bad faith, negligence or willful misfeasance in the performance of Foreside’s duties or obligations under this Agreement. Further, Foreside shall not liable to the Fund or any of the Fund’s stockholders for any action taken or failure to act in good faith reliance upon: (i) the advice and opinion of Fund counsel;

and (ii) any certified copy of any resolution of the Board; and Foreside shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside reasonably believes in good faith to be genuine.

(b) The Fund agrees to indemnify and hold harmless Foreside, its employees, agents, directors, officers and managers and any person who controls Foreside within the meaning of section 15 of the Securities Act or Section 20 of the Exchange Act (“Foreside Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to Foreside’s actions taken or failures to act with respect to the Fund in connection with the performance of any duties or obligations under this Agreement (a “Foreside Claim”); provided, however, that nothing contained herein shall entitle a Foreside Indemnitee to indemnification with respect to any Foreside claim arising from Foreside’s own bad faith, negligence or willful malfeasance, or breach of this Agreement. For purposes of this Agreement, Foreside’s bad faith or willful malfeasance shall not include any action taken or not taken by Foreside consistent with the last sentence of Section 3(a). Further, the Fund shall not be required to indemnify any Foreside Indemnitee if, prior to confessing any Foreside Claim against the Foreside Indemnitee, Foreside or the Foreside Indemnitee does not give the Fund written notice of and reasonable opportunity to defend against the Foreside claim in its own name or in the name of the Foreside Indemnitee.

(c) Foreside agrees to indemnify and hold harmless the Fund, its employees, agents, directors, officers and managers (“Fund Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings and investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (i) Foreside’s actions taken or failures to act with respect to the Fund that are not consistent with Section 3(a); (ii) any breach of this Agreement with Foreside; or (iii) any breach of Foreside’s representations set forth in Section 4 (a “Fund Claim”). Foreside shall not be required to indemnify any Fund Indemnitee if, prior to confessing any Fund Claim against the Fund Indemnitee, the Fund or the Fund Indemnitee does not give Foreside written notice of and reasonable opportunity to defend against the Fund Claim in its own name or in the name of the Fund Indemnitee.

(d) Foreside shall not be liable for the errors of other service providers to the Fund or their systems.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a) Foreside represents and warrants to the Fund that:

(i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii) It is duly qualified to carry on its business in the State of Maine;

(iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v) It has access to the necessary facilities, equipment, and personnel to assist the PFO and Treasurer in the performance of his or her duties and obligations under this Agreement;

(vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii) It shall report to the Board promptly if Foreside learns about PFO or Treasurer malfeasance or in the event the PFO/Treasurer is terminated as an officer by another Fund or terminated by Foreside;

(viii) It shall comply with all applicable laws; and

(ix) It shall maintain policies of insurance reasonable and customary for its business.

(b) The Fund represents and warrants to Foreside that:

(i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware;

(ii) It is empowered under applicable laws and by its Fund Documents to enter into this Agreement and perform its duties under this Agreement;

(iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv) It is a closed-end management investment company registered under the 1940 Act;

(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi) A Registration Statement under the 1940 Act will be effective as soon as practicable after the date hereof, and appropriate state securities law filings, if any, will be or have been made and will continue to be made with respect the Fund; and

(vii) The PFO and Treasurer shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officers ceases to serve as the Fund on substantially the same terms as such coverage is provided for the Fund officers after such persons are no longer officers of the Fund; or (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for the Fund officers (but for a period no less than six years). The Fund shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated.

(viii) The PFO and Treasurer is a named officer in the Fund’s corporate resolutions and subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a) In consideration of the services provided by Foreside pursuant to this Agreement, the Fund shall pay Foreside the fees set forth in Appendix A hereto.

All fees payable hereunder shall be accrued daily by the Fund. The fees payable for the services listed in Appendix A hereto shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. Any reasonable out-of-pocket charges incurred by Foreside as set forth in Appendix A shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund shall pay to Foreside such compensation, as shall be payable prior to the effective date of termination.

(b) Foreside may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund counsel, subject to coordination and pre-approval and consent by appropriate representatives of the Fund’s investment adviser, which consent shall not be reasonably withheld. The costs of any such advice or opinion shall be borne by the Fund.

(c) Foreside shall not be responsible for and will not assume the obligation for payment of the expenses of the Fund, including, without limitation: (i) the fee payable under this Agreement; (ii) the fees payable to the investment adviser under an agreement between the investment adviser and the Fund; (iii) expenses of issue, repurchase and redemption of Fund Shares; (iv) interest charges, taxes and brokerage fees and commissions and short sale fees; (v) premiums of insurance for the Fund, the directors and officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including Fund counsel, counsel to the Fund’s independent directors, independent public accountants, compliance audit firms, custodians, transfer agents, dividend disbursing agents and Fund accountants; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) transmission expenses; (xi) costs of maintaining the Fund’s existence; (xii) costs of preparing, filing and printing the Fund’s Registration Statement, subscription application forms and stockholder reports and other communications and delivering them to existing stockholders, whether of record or beneficial; (xiii) expenses of meetings of stockholders and proxy solicitations therefore; (xiv) costs of maintaining books of original entry for portfolio and Fund accounting and other required books and accounts and of calculating the net asset value of Shares; (xv) costs of stationery, supplies and postage; (xvi) fees and expenses of the Fund’s directors and officers (except those incurred by officers affiliated with Foreside); (xvii) costs of other personnel performing services for the Fund; (xviii) costs of Board, Board committee, and other corporate meetings; (xix) SEC registration fees and related expenses; and (xx) state, territory or foreign securities laws registration fees and related expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a) This Agreement shall become effective on the date indicated above or such time Foreside commences providing services under this Agreement, whichever is later. Upon effectiveness of this Agreement, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written relating to the Fund.

(b) This Agreement shall continue in effect until terminated.

(c) This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on fifteen (15) days’ written notice to Foreside or (ii) by Foreside on thirty (30) days’ written notice to the Fund; provided that the provisions of this Agreement related to services pursuant to Section 2, may be terminated at any time by the Board, effective upon written notice to Foreside, without the payment of any penalty; the remaining portions of this Agreement shall be considered severable and not affected.

(d) The provisions of Sections 2(e), 3, 6(d), 6(e), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(e) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Foreside or the Fund except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each Party shall comply with the laws and regulations applicable to it in connection with its use of Confidential Information, including, without limitation, Regulation S-P (if applicable). Foreside agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that Foreside may

(a) Release such other information (i) as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Foreside is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or (ii) when so requested by the Fund.

SECTION 8. FORCE MAJEURE

Foreside shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent Foreside’s obligations hereunder are to oversee or monitor the activities of unaffiliated third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside’s duties caused, directly or indirectly, by the failure or delay of such unaffiliated third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.

SECTION 9. ACTIVITIES OF FORESIDE

(a) Except to the extent necessary to perform Foreside’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside’s right, or the right of any of Foreside’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund (including, without limitation, the PFO/Treasurer), or who are otherwise affiliated persons of the Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b) Upon prior approval by the Fund, Foreside may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Foreside who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Foreside of its responsibilities hereunder. Foreside may pay those persons for their services, but no such payment will increase Foreside’s compensation or reimbursement of expenses from the Fund.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Foreside shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

SECTION 11. LIMITATION OF STOCKHOLDER AND DIRECTOR LIABILITY

The directors of the Fund and the stockholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and Foreside agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund.

SECTION 12. MISCELLANEOUS

(a) Neither party to this Agreement shall be liable to the other party for consequential, special or indirect damages under any provision of this Agreement.

(b) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(c) This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(d) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(e) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(f) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(g) Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

(h) The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE THIRTY-EIGHT HUNDRED FUND, LLC

By:
Name:	Joseph R. York
Title:	Chief Executive Officer

FORESIDE MANAGEMENT SERVICES, LLC

By:
Name:	Richard J. Berthy
Title:	Vice President

PFO SERVICES AGREEMENT

Appendix A

                 , 2008

(1)	PFO and Treasurer Fee

A flat fee per annum of $

(2)	Reasonable Out-Of-Pocket and Related Expenses

The Fund shall reimburse Foreside for the following out-of-pocket and ancillary expenses:

(i)	communications

(ii)	postage and delivery services

(iii)	record storage and retention (imaging, microfilm and shareholder record storage)

(iv)	reproduction

(v)	reasonable travel expenses for the PFO incurred in connection with the responsibilities set out in this service agreement

(vi)	reasonable travel expenses incurred in connection with travel requested by the Board

(vii)	other expenses incurred in connection with providing the services described in this Agreement if approved by the Board

(3)	Fee Adjustments

The fixed fees and other fees expressed as stated dollar amounts in this Appendix A and in this Agreement are subject to annual increases, commencing on the one-year anniversary date of the date of this Agreement, in an amount equal to the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter,” or a similar index should such index no longer be published, since such one-year anniversary or since the date of the last fee increase, as applicable.

(4)	Summary of experience of proposed PFO, Simon D. Collier.

Principal Occupation over the last 5 years

President of Foreside Financial Group LLC (financial services firm), the parent of Foreside Fund Services, LLC (the “Distributor”), May 2005 to present; President, Foreside Services, Inc. (staffing services firm), an affiliate of the Distributor, January 2006 to present; President of Foreside Compliance Services, LLC (financial services firm), an affiliate of the Distributor, 2006 to present; President of Foreside Management Services, LLC (financial services firm), an affiliate of the Distributor, 2006 to present; Vice President of Foreside Advisory Network (financial services firm), an affiliate of the Distributor, 2006 to present; Sole Member of SDC Foreside, LLC (consulting firm), May 2005 to present; Joint Member of Cantabrian Services, LLC (consulting firm), 2005 to present; Chief Operating Officer and Managing Director, Global Fund Services, Citigroup 2003-2005; Managing Director, Global Securities Services for Investors, Citibank, N.A. 1999-2003.

(5)	Services

•	Attend and represent the Fund at periodic board meetings as necessary;
•

Make all necessary representations and certifications including obtaining sub-certifications from various providers (i.e., Sarbanes-Oxley certifications, conformity with GAAP principles, fraud certifications, SEC filings, management representation letters to fund auditors, etc.);

•	Review and sign as PFO, as appropriate, on all shareholder communications and all SEC filings such as N-CSR/proxies/NP-X/N-Q/registration statements;
•	Undertake periodic risk-based reviews of the Fund’s service provider operations to ensure compliance with fund policies and accounting statement requirements;
•

Design and recommend disclosure controls and procedures for financial statements including sign-off on design to ensure that all relevant Fund financial information is properly disclosed to the executive officers and the board;

•	Ensure the Fund administrator is in compliance with board policies, procedures, by-laws and resolutions as they pertain to expense management;
•	Undertake periodic risk-based reviews of the Funds’ service provider operations to ensure compliance with fund policies and accounting statement requirements;
•	Coordinate timing of Fund financial statement preparation and filings; review as per certification requirements;
•	Assist with the negotiation of contracts related to audit fees and fees for services with service providers and independent accountants;
•	Represent the Fund as PFO at SEC examinations as requested by the Fund;
•	Present materials to the Fund’s board, audit committees and senior management, as appropriate;
•

Conduct periodic review of performance of each service provider against the Fund’s policies, procedures and contracts in cooperation with the Fund’s CCO. Review performance against industry peer benchmarks; and

•	Other attendant duties of PFO as requested.